CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports included in this registration statement and dated February 28, 2001 included in Interpool Inc.‘s Annual Report on Form 10-K for the year ended December, 31 2000, and to the use of our report dated July 27, 2001 included in this registration statement with respect to the financial statements of Transamerica N.A. Intermodal as of December 31, 1999 and September 30, 2000 and for the years ended December 31, 1998 and 1999 and the nine month period ended September 30, 2000, and to all references to our firm included in this registration statement.

/s/ Arthur Andersen LLP ARTHUR ANDERSEN LLP

New York, New York
August 3, 2001